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                                                                    EXHIBIT 10.1



                            SHARE PURCHASE AGREEMENT



         THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made as of March 2, 2004, by and among Harris Interactive International, Inc., a corporation organized and existing under the laws of the State of Delaware ("Purchaser"), and each of the shareholders of Novatris, S.A., a share corporation organized and existing under the laws of France ("the Company"), executing this Agreement (each a "Shareholder," and, collectively, the "Shareholders"). A list of the Shareholders is set forth on in Schedule 1.1 attached hereto. Each Shareholder is independent and except any provision to the contrary in the Agreement, the Shareholders shall not be jointly and severally liable under the Agreement.

                                    RECITALS

WHEREAS, the Company is in the business of conducting on line market research (the "Business"); and

WHEREAS, Purchaser and the Shareholders desire that Purchaser acquire all the outstanding share capital of the Company so that the Company shall become a 100% Subsidiary of Purchaser.

NOW, THEREFORE, THE PARTIES HERETO HEREBY AGREE AS FOLLOWS:

                                    ARTICLE 1
                                 THE ACQUISITION

         1.1 The Acquisition. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Shareholders shall sell and transfer to Purchaser, and Purchaser shall purchase and acquire from the Shareholders, 102,656 shares of the capital stock of the Company (the "Shares"), representing the entire issued and outstanding share capital of the Company (the "Acquisition"). The Shareholders and the number of Shares held by each Shareholder are set forth in Schedule 1.1 attached hereto.

         1.2 The Closing. Subject to the terms and conditions of this Agreement, the transfer of the Shares, the payment of the fixed portion of purchase price for the Shares (the "Initial Price") and the other transactions defined in this Agreement (the "Closing") shall take place on the date hereof, at the offices of Phillips Giraud Naud & Swartz, 49, boulevard de Courcelles, 75008 Paris, and the date of the Closing is referred to herein as the "Closing Date."

         1.2.1    At the Closing:

                  1.2.1.1  The Shareholders shall deliver to Purchaser:


-        one duly executed counterpart of this Agreement;

- proof of powers of the person(s) executing the Agreement and representing any individual or corporate Shareholders at the Closing;

- duly executed stock transfer powers satisfactory to Purchaser and its counsel;

- the original share registry of the Company ("Comptes d'Actionnaires" and "Registre des Mouvements des Titres");

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-        a copy of the Articles of Incorporation / Bylaws ("Statuts") of the
         Company certified by the President;

- duly executed resignations of all members of the board of directors and of the legal representatives (Nathalie Perrio-Combeaux, Patrick van Bloeme and Etienne IRIS), such resignations to take effect on the Closing Date;

- evidence satisfactory to Purchaser and its counsel that all outstanding warrants and stock options have been cancelled;

- evidence satisfactory to Purchaser and its counsel that the general shareholders meeting of the Company was convened by the Board of Directors in order to change the form of the Company and appoint its new representative as a consequence of this Agreement;

- evidence satisfactory to Purchaser and its counsel that the Shareholders Agreement dated September 21, 2001 has been terminated or shall be terminated effective on the Closing Date as a consequence of the Acquisition;

- evidence satisfactory to Purchaser and its counsel that Nathalie Perrio-Combeaux and Patrick van Bloeme have been duly appointed as Shareholders' Representatives as provided in Article 8 hereof;

- employment contracts of Nathalie Perrio-Combeaux and Patrick van Bloeme satisfactory to Purchaser and to Nathalie Perrio-Combeaux and Patrick van Bloeme executed by the Company and by the said persons.


                  1.2.1.2 Purchaser shall deliver to the Shareholders or to their duly designated Representative(s):

-        Eight duly executed counterparts of this Agreement;

- proof of powers of the person(s) executing the Agreement and representing Purchaser at the Closing;

- evidence satisfactory to the Shareholders and their Counsel of payment by wire transfer of the cash portion of the Initial Purchase Price and of delivery to the Shareholders of certificates representing the Purchaser Shares (as hereinafter defined) portion of the Initial Purchase Price;

-        a bank guarantee, established in accordance with the provisions of
         Section 2.3 hereof, satisfactory to the Shareholders and their counsel, as :

- guarantee of the obligation of Purchaser to make any payment which may become due to the Shareholders under Sections 2.1.2 and 2.2.2 (Contingent Purchase Price) of this Agreement ;

- guarantee of the obligation of Purchaser to make any payment which may become due to the Shareholders under Sections 2.2.1.2 and 7.6 (Retained Purchase Price);

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                  _        guarantee of the obligation of the Purchaser to make
                           any payment which may become due to the Shareholders under Section 6.8(l).

                  1.2.1.3  Purchaser shall deliver to Nathalie Perrio-Combeaux:

- notification of grant to Nathalie Perrio-Combeaux of options to subscribe 50,000 shares of Purchaser option agreements and a copy of Purchaser's Stock Option Plan.

                  1.2.1.4.  Purchaser shall deliver to Patrick van Bloeme:

- notification of grant to Patrick van Bloeme of options to subscribe 50,000 shares of Purchaser's common stock, two executed counterparts of the corresponding stock option agreements and a copy of Purchaser's Stock Option Plan.

1.3 Condition of Completion. It is understood and agreed that the delivery of the executed counterparts of this Agreement and the consummation of the Acquisition is conditioned upon the delivery, validity and accuracy of all of the documents set forth hereinabove, as well as of any other document which may reasonably be requested by a party, except as the delivery of any document shall be waived in writing by the party or parties in whose interest the delivery thereof has been stipulated.

                                    ARTICLE 2
                               PURCHASE OF SHARES

2.1      Purchase Price.

         The aggregate consideration payable by Purchaser in connection with the Acquisition (the "Purchase Price") is divided into an Initial Purchase Price as defined below, payable on Closing, and a Contingent Purchase Price as defined and payable as provided below.

                  2.1.1 The Initial Purchase Price. The Initial Purchase Price, with respect to each Shareholder, consisting of cash and of shares of common stock of Purchaser ("Purchaser Shares"), is set forth opposite such Shareholder's name on Schedule 2.1.1 (a) annexed hereto and represents in the aggregate the sum of three million eight hundred thousand Euros (Euro 3,800,000). Schedule 2.1.1 (b) annexed hereto sets forth cash and Purchaser stock options which form part of the Initial Purchase Price paid and delivered to the Shareholders listed thereon as consideration for their abandonment of the right to exercise certain warrants of the Company.

The portion of the Initial Purchase Price paid in Purchaser Shares, as appearing on Schedule 2.1.1 (a), has been determined based upon the average NASDAQ closing share price for Purchaser's stock for the period from July 1, 2003 to the date which occurs five (5) trading days prior to Closing Date, and the Euro-U.S. dollar exchange rate used shall be determined based upon the closing rate quoted by the Wall Street Journal two (2) trading days prior to Closing Date.

                  2.1.1.1 Initial Purchase Price Adjustment. The Initial Purchase Price has been based upon the audited balance sheet of the Company established as at December 31, 2002 (the "2002 Balance Sheet") and shall be adjusted, upwards or downwards, on a Euro for Euro basis, based upon the difference between the Shareholders Equity ("Net Asset Value", as defined in Schedule 2.1.1.1 annexed hereto) of the Company appearing from the 2002 Balance Sheet and the Net Asset Value appearing from a Closing balance sheet (the "Closing Balance Sheet") of the Company established by Cabinet RICHAUD and approved by the Company's statutory auditor ("commissaire aux comptes") as of the Closing Date, both calculated using French accounting standards consistently applied; provided that, if the Closing Date shall be prior to March 6, 2004, the Company's Balance Sheet established as at December 31, 2003 shall be utilized as Closing Balance Sheet for purposes of establishing the Purchase Price Adjustment. Purchaser

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may, within 30 days following receipt of Closing Balance Sheet, contest for purposes of this sub-section 2.1.1.1 the Net Asset Value therein determined and, failing agreement, the Net Asset Value for purposes hereof shall be finally determined by an accounting firm approved by Purchaser and by Shareholders; in case of disagreement between the Parties on the choice of an accounting firm for the purpose hereof, such accounting firm shall be appointed by summary judgment ("ordonnance de refere") of the President of the Commercial Court of Paris ("Tribunal de Commerce de Paris"). Except as may otherwise be agreed by the parties, any adjustment shall be paid or reimbursed in cash.

                  2.1.2 The Contingent Purchase Price. The Contingent Purchase Price consists of earn-out payments, within a maximum limit of two million seven hundred three thousand Euros (Euro 2,703,000), based upon panel growth ("Panel Growth") and net (after-tax) profit ("Net Profit") of the Company. Net Profit shall be determined as set forth in Schedule 2.1.2(a) annexed hereto using French accounting standards. Panel Growth shall be determined as set forth in Schedule 2.1.2 (b). The earn-out payments will be paid by Purchaser using cash and Purchaser Shares : (i) Purchaser Shares (no more than 25% of each payment) and cash (the balance of each payment). The number of Purchaser Shares constituting earn-out payments shall be determined based on the NASDAQ closing share price and the closing Euro - U.S. dollar exchange rate quoted by the Wall Street Journal on the last trading day prior to the date of issue of the relevant Purchaser Shares.

The earn-out payments will be calculated based upon Panel Growth and Net Profit figures of the Company's business at the end of Year 1 ("Performance"), cumulative Performance after Year 2, and cumulative Performance at the end of Year 3. For purposes hereof, Year 1 shall be the calendar year commencing on January 1, 2004, Year 2 shall be the calendar year commencing on January 1, 2005, and Year 3 shall be the calendar year commencing on January 1, 2006. The Net Profit targets are set forth on Schedule 2.1.2 (a) attached hereto, Panel Growth targets are set forth on Schedule 2.1.2 (b) attached hereto and the calculation of earn-out payments is set forth on Schedule 2.1.2 (c) attached hereto. Schedule 2.1.2.(d) annexed hereto sets forth the percentage of the Contingent Purchase Price to be paid to each Shareholder.

2.2      Payment of Purchase Price.

                  2.2.1    The Initial Purchase Price.

                  2.2.1.1 As provided in Section 2.1.1 hereof, the cash portion of the Initial Purchase Price will be paid in Euros on the Closing Date by Purchaser to each Shareholder by wire transfer of immediately available funds to the account of each such Shareholder set forth in Schedule 2.2.1.1 hereto.

                  2.2.1.2 Notwithstanding Section 2.2.1.1, Purchaser shall retain, on a pro rata basis, from the Initial Purchase Price payable in cash to the Shareholders, three hundred eighty thousand Euros (Euro 380,000) (the "Retained Purchase Price"), to be held and disbursed in accordance with this Section and with Section 7.6 below. The amount of such Retained Purchase Price allocable to each Shareholder is set forth on Schedule 2.1.2 annexed hereto. Shareholders shall be entitled to accrued interest (as of Date of Closing) on the Retained Purchase Price at LIBOR rate ("London Inter Banking Offered Rate");

One year following the Closing Date, an amount equal to one-half of the Retained Purchase Price shall be released and paid to the Shareholders minus (a) any portion thereof theretofore deducted in accordance with Section 7.6 and (b) an amount equivalent to the amount of the claims made by Purchaser pursuant to
Section 7.4 and being contested (or such lower amount which Purchaser reasonably considers sufficient to reserve in respect of such pending claims). The remaining balance shall be held by Purchaser during the period defined in
Section 7.2.3 and for a maximum of three years from the Closing Date. The balance of any Retained Purchase Price held by Purchaser at such date shall be promptly paid to the Shareholders, together with accrued interest, after deduction only of amounts then in litigation, whether with third parties or between the parties. All or part of any amount so deducted shall be promptly paid to the Shareholders,

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together with accrued interest, as soon as a final judgment in the said litigation eliminates the basis for the retention.

                  2.2.1.3 The adjustment determined pursuant to the provisions of Section 2.1.1.1 shall be remitted by Purchaser to the Shareholders, or by the Shareholders to Purchaser, as the case may be, within thirty (30) days following receipt by Purchaser of the Closing Balance Sheet or, failing agreement on the Net Asset Value, within thirty (30) days from the date of notification of the amount thereof to the parties as provided in Section 2.1.1.1. Failing payment of any amount due from a Shareholder pursuant to this sub-section 2.2.1.3, Purchaser may offset the amount due from the Retained Purchase Price and, if necessary, from the Contingent Purchase Price, without prejudice to Purchaser's right to require the Shareholder in question to pay to Purchaser the amount necessary to reconstitute its share of the Retained Purchase Price.

                  2.2.2    The Contingent Purchase Price.

                  2.2.2.1 Within ninety (90) days following the end of each Year, and based upon the notification, sent by the Company to Purchaser, of the Panel Growth and Net Profits as of the end of each Year, the amount, if any, of the Contingent Purchase Price calculated as provided in Schedule 2.1.2 (c) shall be paid to the Shareholders, in Purchaser Shares (no more than 25% of Contingent Purchase Price) as provided in Section 2.1.2 and in cash (the balance of the Contingent Purchase Price) by wire transfer in the manner specified in Section 2.1.2.

                  2.2.2.2  Notwithstanding the provisions of Section 2.2.2.1:

         a) if, during the thirty-six month period commencing January 1, 2004 (the Earn-out Period), Nathalie Perrio-Combeaux and/or Patrick van Bloeme is/are dismissed (licenciement) by the Company or Purchaser and/or is/are removed from his and/or her functions as Deputy Chief Executive Officer (Directeur General Adjoint) with full powers to manage the Company in the ordinary course of business for serious fault ("faute grave") or heavy fault ("faute lourde") as defined under French labor law, and if, in case of disagreement, (i) such serious fault or heavy fault is not recognized as such under French law by a legally binding and final judgment ("decision definitive") of a French labor court ("Conseil de Prud'hommes or Cour d'Appel"), or (ii) the court requalifies a Shareholder's resignation as a dismissal without serious or heavy fault, or
(iii) the court holds that the employment contract was modified ("modification du contrat de travail") without the prior consent of such Shareholder, such Shareholder shall be entitled to receive his portion of the maximum Contingent Purchase Price, i.e. his portion of two million seven hundred three thousand Euros (Euro 2,703,000), minus any payment of previous portions of the Contingent Purchase Price received by him from Purchaser; and upon delivery of such judgment, such Shareholders' portion of the maximum Contingent Purchase Price shall be immediately paid to such Shareholder by Purchaser, with accrued interest at LIBOR rate upon the unpaid balance of the Contingent Purchase Price between the date of dismissal or removal and the date of payment of the said balance.


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         In such case, the other Shareholders will also have the option, within
30 days from the date of notification to them of such judgment, to ask for payment of their unpaid portions of the maximum Contingent Purchase Price; such portions shall immediately be released to such Shareholders by Purchaser upon demand of such Shareholders.

         b) In cases other than those mentioned in the preceding (a), all Shareholders shall nevertheless continue to participate in Contingent Purchase Price in accordance with the terms of Sections 2.1.2 and 2.2.2.1 above.

2.3.     Guarantee for Payment of Amounts Which May Become Due from Purchaser

As guarantee for its obligation to make any payment which may become due to the Shareholders under Section 2.1.2 (Contingent Purchase Price), 2.2.1.2 (Retained Purchase Price) and 6.8 (l) (Guarantees relating to Purchaser Shares), Purchaser shall provide the Shareholders with a bank guarantee from a 1st ranking bank in favor of the Shareholders in a form acceptable to Shareholders and their legal counsel. The maximum amount of such Guarantee upon delivery shall be 3,083,000 Euros, it being understood that the amount shall be increased following any payment or drawdown in respect to amounts due under Section 6.8(l) and/or subsequently reduced in order to maintain at all times a guarantee sufficient to cover all payments which may become due under the above-cited sections.

                                    ARTICLE 3
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Nathalie Perrio-Combeaux, Patrick van Bloeme and Etienne Iris, as Shareholders and/or Directors of the Company, represent and recognize that the representations made herein, the warranties granted and the obligations assumed by them under the terms of this Agreement as well as in any documents implementing the terms hereof have been determining conditions of Purchaser's decision to acquire the Shares.

The said Shareholders declare that the information set forth in this Article 3 concerning the Shares, the Company and the Company's assets and liabilities is accurate and sincere and does not omit any material information.

No exception to or limitation of the representations and warranties shall be recognized unless it is expressly provided for by the provisions of this Agreement and its schedules.

Whenever the term "to Shareholders' knowledge" or similar expression appears in any representation or warranty in this Article 3, it means to the actual knowledge which the Company's Shareholder directors and employees and/or the above-identified Shareholders had or might reasonably be expected to have had in the normal course of the exercise of their functions.

The said Shareholders further jointly and severally represent and warrant to the Purchaser as follows;

3.1.     The Company - Capital

3.1.1 The Company is a share corporation (societe anonyme) established and existing under the laws of France. The capital of the Company is 102,656 Euros divided into 102,656 shares, as set forth on Schedule 1.1, each having a par value of one Euro and each of which has been validly issued and is fully paid up. There is no capital increase or issue of securities in process. There exists a single category of shares. No decision or undertaking relating to the splitting of rights attached to securities issued by the Company has been taken or given. There exists no double voting right or preferred or priority shares. Upon Closing, all financial instruments of any nature issued by the Company (other than the Shares) and all preferential subscription rights granted shall have been cancelled and shall be of no further effect.


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3.1.2    With the exception of the Shareholders' Agreement ("Pacte
d'Actionnaires") dated September 21, 2001, which is terminated by the parties thereto as of the Closing, there exists no contract, obligation, undertaking or agreement of any kind relating to the Company and/or the Shareholders which would hinder in any manner the immediate transfer of full title in the Shares, and no provision of the Shareholders Agreement which could in any way affect Purchaser will survive the termination thereof.

3.2      Corporate Documents

3.2.1 The Articles/By-laws of the Company and the K-bis certificate of the Commercial and Companies Registry relating to the Company, as attached hereto as
Schedule 3.2.1, are fully up to date.

3.2.2 The corporate minute books and all documents, the preparation and conservation of which by the Company is required by applicable regulations, are complete, exact and up-to-date as of the date of signature of this Agreement. All publication and registration formalities have been correctly and completely effected.

3.3      Conformity with Applicable Regulations

The Company has been validly incorporated, has conducted its corporate affairs, in all material respects, in accordance with legal requirements and with its Articles of Incorporation/Bylaws and has respected, in all material respects, in the course of its business, all laws and regulations applicable to commercial companies or to the carrying out of its business, as well as laws and regulations specifically applicable to the Company's business, including in particular all applicable laws and regulations relating to the protection of personal data.

3.4      Independence of the Company

3.4.1 None of the former and/or present shareholders, whether individuals or legal entities, hold, in any form whatsoever, directly or indirectly, an interest in any enterprise or company having commercial, financial, real property-related or other relations with the Company.

3.4.2 The Company does not serve as legal representative of any French or foreign companies. The Company has no subsidiaries and is not a member of any Economic Interest Group, or partnership, or de facto company, nor - in particular - of any company or entity the members of which are jointly and severally liable without limit for the debts thereof.

3.4.3 There exist no special agreements between the Company and its board members or shareholders, except as set forth on Schedule 3.4.3 (social insurance benefits). The Company does not lease or utilize any real or personal property that belongs, directly or indirectly, in whole or in part, to its shareholders.

3.4.4 All agreements made directly or indirectly prior to the date hereof between the Shareholders and the Company have been concluded upon normal terms and/or were in the corporate interest of the Company.

3.5      Accounting Situation

The accounts of the Company established as at December 31, 2002 and attached hereto as Schedule 3.5 (a), and those established as of December 31, 2003 which will be attached to this Agreement by an amendment within 90 days from the Closing Date (and will then become Schedule 3.5 (b)), hereinafter collectively "the Accounting Statements", have been or will be prepared in accordance with the French accounting plan and with generally recognized accounting principles, and according to the methods utilised for the preparation of the Company's accounts for the three preceding fiscal years in application of the principle of the permanence of accounting evaluation methods. They furnish (and will furnish) a faithful image of the state of the Company's business, assets and financial situation. The Accounting Statements of the Company as of December 31, 2003 in draft form will be submitted to the Shareholders for comments during the period between the date of preparation by the Company and the 15th day prior to the Company's Board of Director's meeting which will approve the annual accounts.

3.6      Intangible Assets and Rights

3.6.1 The Company is owner of its going concern assets ("fonds de commerce") and directly exploits such assets as owner thereof. No pledge or lease-management of such assets has been granted nor, to Shareholders' knowledge does any lien exist thereupon.

3.6.2 The Company has, in all material respects (except with respect to some sub-leases which require to be re-approved by the landlord), faithfully performed its obligations under the lease(s) of the premises that it utilizes for its activities. It may pursue its activities in all premises that it occupies during the term of the relevant lease(s). Schedule 3.6.2 attached hereto consists of a copy of the lease(s).

3.6.3    The Company is owner of its corporate name, and except as set forth on
Schedule 3.6.3 (b), is the owner or licensee of all the patents, trademarks, trade names, software, know-how, copyright and, more generally, all intellectual property rights necessary for the exercise of its business as it has been conducted to date.

Schedule 3.6.3 (a) sets forth the list of patents, trademarks, trade names, software programs and registered intellectual property rights owned by the Company. The Company has protected such rights correctly and has paid all fees necessary for such protection, and at the best of their knowledge, all such rights are presently effective and not subject to challenge and are free of any security interests, liens or other restrictions upon their ownership, use or transferability.

Any other intellectual property rights necessary for the Company's business and used in connection therewith, including details of any licences held by the Company for the use of patents, software or other intellectual property, are set forth in Schedule 3.6.3 (b) attached hereto.

3.6.4 The operation of the Company's business as it currently is conducted does not infringe or misappropriate the Intellectual Property of any third party and no claim of any such infringement has been made to the Company, nor, to Shareholders' knowledge, is any third party infringing or misappropriating any of the Company's Intellectual Property.

3.6.5 The change in control of the Company as a result of the Acquisition will not limit, impair or otherwise affect, in any manner, any of the Company's right, title or interest in or to any Intellectual Property owned or used by the Company in the course of its business.

3.6.6 Except as set forth on Schedule 3.6.6, the Company is the holder, in accordance with regulations in force, of all rights, titles and/or authorizations necessary for its business, concerning:

- utilization and maintenance of all information technology equipment, networks and systems which it utilizes (whether as owner, lessee or under a leasing contract);

- utilization and maintenance of all software and data bases which it utilizes, including the documentation relating thereto;

-        the creation and utilization of all files which it utilizes;

3.7      Tangible Fixed Assets

3.7.1 All the leasehold premises, fixtures, installations, equipment and furnishings, as well as all other tangible assets or other assets utilized at the date hereof by the Company, are owned by the Company or are covered by commercial leases, leasing or rental contracts or by contracts granting enjoyment or use rights.

To the extent required by applicable law, the real property utilized benefit from administrative permits for its use or intended use; these permits remain in force.

3.7.2 There are no leasing or rental contracts on tangible fixed assets except for those annexed hereto as Schedule 3.7.2 attached hereto.

3.7.3 The leasehold premises, fixtures, installations, equipment and furnishings are in normal working condition and have been regularly maintained.

3.7.4 The Company has reasonably insured its assets, including for civil liability relating thereto in accordance with normal business practices; the Company has respected the terms thereof and has regularly paid the premiums so that, to the knowledge of the Shareholders, none of the insurance policies may be rescinded or totally or partially deprived of effect. The insurance policies are annexed as Schedule 3.7.4 attached hereto. Purchaser is fully aware that the Company is not insured for professional civil liability ("assurance responsabilite civile professionnelle").

3.7.5 For any insurable events not yet indemnified, if any, all formalities required in order to obtain such indemnification have been filed within the required time periods.

3.8      Current Assets

The Company's receivables, and in particular its customer receivable accounts as set forth in the Accounting Statements, are good and valid for the amounts thereof, or have been reserved against so that the total amount of these receivables as they appear in the Accounting Statements (after deduction of such reserves) may be recovered; provided that, if at any time following the Closing and during the period defined in Section 7.2.3, a reserve is established for any receivable, upon demand by or with the approval of the Company's Statutory Auditor (Commissaire aux comptes), such receivable may be the object of a claim under the terms of Section 7.1 hereof (it being understood that, in case of later collection of such receivable prior to the period defined in Section 7.2.3, the amount received in satisfaction of such claim shall be refunded to the Shareholders); there has been no significant deterioration of customer receivables between the date of the balance sheet as at December 31, 2002 and the date hereof. There exists no claims, future performance requirements or other obligations which may adversely affect the collectibility of any such receivables.

3.9      Guarantees

The Company has not granted any mortgage, pledge, surety, restriction (including a restriction of the right of disposition) on any of its assets, guarantee or undertaking to guarantee for the benefit of a third party.


3.10     Litigation

3.10.1 Except as provided in Schedule 3.10.1 annexed hereto, as of the date hereof, neither the Company, nor any director or legal representative of the Company, is a party, whether as plaintiff or defendant, in any judicial, arbitral or alternative proceeding, and the Shareholders are not aware of any judicial, arbitral or alternative proceeding which may be commenced against the Company or any such person and which could have prejudicial consequences upon its activity or its financial situation.

3.10.2 Except as provided in Schedule 3.10.2 annexed hereto, the Company has not been the object of any enquiry, verification, audit, formal notification or other procedure on the part of government agencies concerning its functioning or its business during the preceding three years.

3.10.3 No penal proceedings or investigation which could lead to penal proceedings against the Company or its legal representatives have been notified to the Company or to such legal representatives and neither the Company nor the legal representatives are aware of any such investigation in course.

3.11     Tax and Social Insurance Declarations

The Company has duly filed upon the relevant due dates all tax, social insurance and assimilated declarations which must be filed or made, such tax returns have been prepared in compliance with applicable laws and regulations and have been true and accurate in all material respects, and the Company has paid upon the relevant due dates all taxes so that it is not liable for any late payment interest, penalty or indemnity of any kind.

3.12     Debts - Borrowings

3.12.1 At the date hereof, the Company does not, except for accrued salaries and employee benefits or assimilated rights reflected on the Company's balance sheet, owe any amount on any basis whatsoever to its shareholders or legal representatives.

3.12.2 The Company has paid, upon the relevant due dates, all amounts due to any creditor so that it is not liable for any penalty or indemnity of any nature and is not subject to being pursued for such reason.

3.12.3  The Company has no obligation to any lender for borrowed money.

3.13    Off-Balance Sheet Liabilities

3.13.1 The Company has not given any endorsements or guarantees and has not granted any guarantee of any nature whatsoever in favor of an individual or legal entity. There are no off-balance sheet liabilities that do not appear on the Accounting Statements, whether related or not to the Company's business.

3.13.2 The Company has not executed any letter of intent, comfort letter or sponsorship letter in favor of financial institutions or, more generally, of third parties.

3.14     Subsidies

No subsidies or grants have been received by the Company during the last three years.

3.15     Bank Accounts

3.15.1 Schedule 3.15.1 attached hereto lists the bank accounts opened in the name of the Company and the list of persons authorized to operate such accounts.

3.15.2   The Company has no safety deposit boxes.

3.16     Personnel Management

3.16.1 The complete and updated list of regular and management level employees of the Company is annexed as Schedule 3.16.1 (a) attached hereto. The Company has observed the terms of the employment contracts in force and those of the applicable collective labor agreement in all material respects. Copies of employment contracts in force, including any non-compete or secrecy agreements, as well as copies of any contracts with the Company's legal representatives, are attached hereto as Schedule 3.16.1 (b) and the applicable collective agreement is the SYNTEC agreement applicable to employees of technical study bureaus, industrial property agents and consulting companies. Purchaser was informed that non-compete agreements under employment contracts would probably be held to be null and void for lack of compensation in favour of the employees and no warranty is given on this matter. There exist no agreements with a labor union or concerning working time. The Company has applied, in all material respects, the working time provisions of the applicable labor laws and of the applicable collective labor agreement ("SYNTEC"). During the preceding three years, none of the employees of the Company has resigned or is the object of a discharge procedure, other than as set forth in Schedule 3.16.1 (c) attached hereto, and there are no claims by any such former employees or, to the Shareholders' knowledge, any amounts due to any such former employees, other than as set forth on Schedule 3.16.1(d) attached hereto.

3.16.2 There exists no labor conflict affecting or threatened against the Company. The Company is in compliance with the laws concerning employee profit-sharing.

3.16.3 The registers which the Company is required to keep under social insurance and labor regulations are up to date and at the Purchaser's disposition. The Company does not maintain a system for keeping records or for controlling hours worked by its employees.

3.16.4 All voluntary employee benefit, bonus or other incentive compensation, profit-sharing, stock option, stock purchase, or fringe benefit plans, arrangements, policies or practices to which the Company contributes to or under which the Company has any obligation or liability (collectively, the "Employee Plans") are listed in Schedule 3.16.4 attached hereto. Except as set forth in the schedules hereto, and to the extent required by applicable accounting principles, each Employee Plan may be, amended or terminated at any time without liability, no Employee Plan requires any contribution by the Company following the retirement or termination of employment of any beneficiary, all expenses and liabilities relating to all of the Employee Plans are fully and properly accrued on the Company's books and records and are disclosed on the Company's Balance Sheet.

3.16.5 During the preceding two years, none of the employees of the Company has suffered a workplace accident resulting in death or in permanent or temporary incapacity lasting longer than three months.

3.17     The Company's Contractual Relationships

3.17.1 All contracts to which the Company is a Party (the "Contracts") have been concluded by the Company upon normal terms (at their time of conclusion) taking into account the nature and the exercise of its Business.

As of the date hereof, the Company is not a party to, nor is it subject to the terms of, any contract or agreements other than those concluded in the course of the business of the Company. The Company has not entered into, whether as grantor or grantee, any franchise, patent licence, trademark licence, know-how licence, exclusive or non-exclusive distributorship contract, or other similar form of contract, other than as described in Schedule 3.17.1 attached hereto.

3.17.2 Neither the signature of this Agreement nor the completion of the transactions set forth herein, constitute an event of default which could lead to the rescission of contracts or agreements signed by the Company or to the unilateral modification of a clause appearing in any such contracts or agreements.

The Shareholders are not aware as of the date hereof of any plan to amend or rescind contracts, agreements or contractual relationships of a significance and concerning the Company.

3.17.3 The Company is not bound by any contract, obligation or written or verbal undertaking, including contracts with suppliers, customers, distributors, commercial agents, employees, employed commission salesmen or others, which may not be terminated by the Company without any contractual indemnity obligation by giving notice not exceeding three months, (i) with the exception of, with respect to personnel, the discharge indemnity provided under labor law or under the applicable collective agreement and (ii) with the exception of the lease and licenses.

3.18     Compliance with Applicable Laws and Regulations.

Within the framework of its Business, the Company has respected, in all material respects, all applicable laws and regulations and in particular economic regulations and regulations concerning protection of personal data.

3.19     Environment - Hygiene - Safety

3.19.1 In the exercise of its Business, the Company has observed, in all material respects, the regulations and industrial standards applicable for protection of the environment, for hygiene and for safety.

3.1.9.2 The Company is not presently the object of any administrative enquiry and it has not received official notification of any violation of regulations concerning hygiene and safety in the preceding three years.

3.20     Insurance

The Company has subscribed and maintains in full force and effect all insurance policies and bonds with respect to the Company and its business which are reasonable for the Business as presently conducted and in accordance with good business practice except that, as Purchaser is fully aware, the Company is not insured for professional civil liability ("assurance responsabilite civile professionnelle").

3.21     Panelists

Schedule 3.21 annexed hereto sets forth the composition of and furnishes information concerning the Company's panelists as of January 13, 2004.

3.22     Management since Closing Balance Sheet

Since the date of the Closing Balance Sheet as defined in Section 2.1.1.1, the Company has been managed in a normal manner and there has occurred no particular or significant element affecting the Company in a materially adverse manner.

Since such date, there has not been:

(i) Any pledge, mortgage, opposition, claim of ownership, attachment or lien of any kind, whether contractual or judicial, granted with respect to assets acquired since such date;

(ii) any modification in the Company's condition, and in particular in its commercial practices, which may have had or which may have adverse consequences upon its financial condition;

(iii) any damage, destruction or loss (whether covered by insurance or not) significantly or adversely affecting any of its assets;

(iv) any debt or obligation to third parties other than those arising in the normal and current management of the business;

(v) any loan to Shareholders or third parties nor any cancellation by the Company of any debt to a Shareholder or a third party;

(vi) any amendment or termination of a contract other than that arising in the normal course of the Company's business;

(vii)    any cancellation of an insurance policy;

(viii) any material adverse incident in the relationship of the Company with its banks;

(ix) any significant incident which could materially affect the relationship between the Company and its suppliers or customers;

(x) no increase in remuneration (including bonus) due by the Company to any legal representative and/or employees, or any promise to increase remuneration other than that resulting from the normal salary policy of the enterprise or from application of laws, regulations or collective labor agreements;

(xi) any new investment individually or in the aggregate in an amount exceeding Euro 50,000 with the exception of the renewal of "FIRM" licences;

(xii)    any material change in accounting policies employed by the Company;

(xiii) any disposal or cancellation of any material intellectual property right;

(xiv)    any material transaction not in the ordinary course of business;

(xv) any change in the share capital structure of the Company or issuance of securities of any kind.

More generally, nothing outside of the ordinary course of business has been done or omitted which may materially adversely affect the business of the Company.

3.23     Powers and Authorizations

The Company has not delegated any powers under a power of attorney which remains in effect (except to its legal representatives) in the normal course of its activities nor has it given other powers (express, implied or official) which remain in effect to any person permitting him to conclude a contract or to give an undertaking or to do anything whatsoever in the Company's name (other than powers to employees for the purpose of concluding normal commercial contracts within the normal scope of their functions)

3.24     Absence of Obligations to Brokers

The Company is free from any obligation or undertaking to any purchaser or seller of clientele or other business assets, securities or to any intermediary whose activity consists of the marketing of these types of assets.

3.25 No Required Consents or Approvals. No consent, approval or authorization of, or declaration, filing, notice or registration with, any governmental agency, regulatory authority or other Person is required in connection with the execution, delivery and performance of this Agreement or any of the other documents contemplated hereby or the consummation of the transactions contemplated herein and therein with the possible exception of (i) applicable French merger control rules, (ii) applicable European merger control rules, (iii) the post-acquisition filing requirement with the French tax authorities and (iv) the post-acquisition report of foreign investment.


                                    ARTICLE 4
          REPRESENTATION AND WARRANTIES OF THE INDIVIDUAL SHAREHOLDERS

4.1 Individual Shareholder Warranties. In addition to the representations and warranties set forth in Article 3, each Shareholder, severally and not jointly, represents and warrants, to Purchaser that the following facts and circumstances are true and correct, as of the date of this Agreement.

4.2 Ownership of Shares. Each Shareholder owns, beneficially and of record, the Company Shares indicated adjacent to the said Shareholder's name on Schedule 1.1, free and clear of all pledges, liens, option or pre-emption rights.

4.3 Authority. This Agreement and the other documents to be executed by each Shareholder pursuant to the terms hereof constitute a legal, valid and binding obligation of each Shareholder enforceable against such Shareholder in accordance with their respective terms, subject as to enforcement only: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally.

4.4 No Further Right or Interest. Immediately after the Closing of the Acquisition in accordance with this Agreement, each Shareholder shall hold no warrant or option permitting them to subscribe or purchase shares of the Company and, more generally shall have no further right, title or interest in or to the Company or its assets, properties, business, securities or equity interests.

4.5 No Claims. Except for rights and obligations under the employment agreements or agreements regarding retirement or insurance benefits between the Company and the Shareholders, each Shareholder has no claims or rights against the Company, and the Company has no obligation, responsibility or liability to such Shareholder.

4.6      Warranties relating to Acquisition of Purchaser Shares

Without prejudice to the provisions of Section 6.8 hereafter ("Purchaser's Covenants relating to Purchaser Shares"), with respect to Purchaser Shares (herein "Harris Stock"), each Selling Shareholder (herein "Holder") further represents, warrants and acknowledges as follows:

         (a) Such Holder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D promulgated under the United States Securities Act (the "Securities Act").

         (b) Such Holder by reason of its business and financial experience has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that the Holder is capable of (i) evaluating the merits and risks of an investment in Harris Stock and making an informed investment decision, (ii) protecting its own interest and
(iii) bearing the economic risk of such investment. If such Holder retained a purchaser's representative with respect to the investment in Harris Stock that may be made hereby then such Holder shall (i) acknowledge in writing such representation and (ii) cause such representative to deliver a certificate to Harris containing such representations as are reasonably requested by Harris.

         (c) Such Holder is acquiring Harris Stock for investment for his or her own account, not as a nominee or agent and not with the view to, or any intention of, a resale or distribution thereof, in whole or in part, unless and until a registration statement under the Securities Act covering the Harris Stock has been filed and becomes effective, or the grant of any participation therein. Such Holder understands that Harris Stock has not been registered under the Securities Act or state securities laws by reason of certain exemptions from the registration provisions of the Securities Act and applicable state securities laws that depend upon, among other things, the bona fide nature of the investment intent and the accuracy of his or her representations as expressed in this Section 4.6.

         (d) Such Holder understands that he or she may not offer, sell or otherwise transfer the Harris Stock except (i) in accordance with the provisions of Regulation S promulgated under the Securities Act ("Regulation S") (such as by reason of Rule 904 under Regulation S), (ii) pursuant to an effective registration statement under the Securities Act covering the Harris Stock, or
(iii) pursuant to an exemption from the registration requirements of the Securities Act.

         (e) Such Holder represents that the Harris Stock will not be offered (which term shall include any pre-arrangement for a purchase by a U.S. person or other person in the U.S.) or sold, directly or indirectly, in the United States or to any natural person who is a resident of the United States or to any other "U.S. person" (as defined in Regulation S) or for the account or benefit of any "U.S. person" at any time on or prior to one-year following the closing unless registered under the Securities Act and all applicable state securities laws or an exemption from the registration requirements of the Securities Act and all applicable state securities laws is available.

         (f) Such Holder understands that hedging transactions involving the Harris Stock may not be conducted unless in compliance with the Securities Act, and agrees not to engage in any such transactions in the absence of such compliance.

         (g) Such Holder understands that for the sole purpose of enforcing the Securities Act as hereafter defined, Harris may place stop transfer instructions against the Harris Stock and the certificates therefor to restrict the transfer thereof.

         (h) Such Holder understands that a legend, in substantially the form as that set forth below, will be placed on any certificate or certificates evidencing the Harris Stock:

                  "The securities evidenced hereby have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and may not be offered, sold or otherwise transferred except in accordance with the provisions of Regulation S under the Securities Act, pursuant to an effective registration statement under the Securities Act and applicable state securities laws covering the securities, or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Hedging transactions involving the securities may not be conducted unless in compliance with the Securities Act".

         (i) Such Holder hereby acknowledges that because of the restrictions on transfer of Harris Stock to be issued in connection with this Agreement he or she may have to bear the economic risk of the investment commitment in Harris Stock for an indefinite period of time.

         (j) Such Holder will observe and comply with the Securities Act and the rules and regulations promulgated thereunder (including but not limited to Regulation S), as now in effect and as from time to time amended, in connection with any offer, sale, pledge, transfer or other disposition of Harris Stock. In furtherance of the foregoing, and in addition to any restrictions contained in this Agreement or the other agreements related to the transactions contemplated by this Agreement, he or she will not offer to sell, exchange, transfer, pledge, or otherwise dispose of any of Harris Stock unless at such time at least one of the following is satisfied:

                  (i) a registration statement under the Securities Act covering Harris Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the SEC and made effective under the Securities Act;

                  (ii) such transaction shall be permitted pursuant to the provisions of Rule 144;

                  (iii) counsel representing such Holder in each case satisfactory to Harris, shall have advised Harris in a written opinion letter reasonably satisfactory to Harris and its counsel, and upon which Harris and its counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition; or

                  (iv) an authorized representative of the United States Securities and Exchange Commission (the "SEC") shall have rendered written advice to such Holder (sought by him or her or their counsel with a copy thereof and of all other related communications delivered to Harris) to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take action, with respect to the proposed sale, transfer or other disposition if consummated.

         (k) Such Holder understands that an investment in Harris Stock involves substantial risks. He or she has been given the opportunity to make a thorough investigation of the proposed activities of Harris and, upon request to Harris, has been furnished with materials relating to Harris and its proposed activities, including, without limitation, Harris SEC Reports. Such Holder has been afforded the opportunity to obtain any additional information deemed necessary by them to verify the accuracy of any representations made or information conveyed to them. Such Holder confirms that all documents, records and books pertaining to its investment in Harris Stock and requested by them have been made available or delivered to such Holder. Such Holder has had an opportunity to ask questions of and receive answers from Harris, or from a person or persons acting on Harris's behalf, concerning the terms and conditions of this investment. Such Holder has relied upon, and is making its investment decision upon, Harris SEC Reports, and other information publicly available about Harris.

         (l) Such Holder has no knowledge of any causes of action or other claims that could have been or in the future might be asserted by the Holders against the Harris or any of its predecessors, successors, assigns, directors, employees, agents or representatives arising out of facts or circumstances occurring at any time on or prior to the date hereof and in any way relating to any duty or obligation of the Harris or any of such other parties to such Holder.

         The Holder is neither a "U.S. person" nor acquiring the Harris Stock for the account or benefit of any "U.S. person". The Holder, if other than a natural person, was not formed for the purpose of acquiring the Harris Stock. The Holder understands that a "U.S. person", as defined in Rule 902(k) of Regulation S promulgated under the Securities Act means: (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any estate of which any executor or administrator is a "U.S. person"; (d) any trust of which any trustee is a "U.S. person"; (e) any agency or branch of a foreign entity located in the United States; (f) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a "U.S. person"; (g) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; (h) and any partnership or corporation if (x) organized or incorporated under the laws of a jurisdiction other than the United States and (y) formed by a "U.S. person" principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) who are not natural persons, estates or trusts. The Holder understands that the exemption afforded by Regulation S requires that the purchasers of the Harris Stock not be in the United States when the offer is made. The purchase of the Harris Stock hereunder by the Holders is in accordance with all securities and other laws of the jurisdiction in which it is incorporated or legally resident. This Agreement has not been executed or delivered by the Holders in the United States.

                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to the Shareholders that the following facts and circumstances are true and correct:

5.1 Authority. Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware ; (ii) has all necessary corporate power to own and lease its properties, to carry on its business as now being conducted and to enter into and perform this Agreement and all of the other documents and agreements contemplated hereby; and (iii) is qualified to do business in all jurisdictions in which the failure to so qualify would have a material adverse effect on the business, operations or financial condition of Purchaser. Purchaser has full corporate power and authority to enter into this Agreement and the other documents contemplated hereby and to carry out the transactions contemplated hereby and thereby. Purchaser has taken all required action by law to authorize the execution and delivery of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and this Agreement and the other documents contemplated hereby are valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, subject as to enforcement only: (i) to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally.

5.2 Authority of Signatory. Mr. George Terhanian, acting in his capacity of special attorney of Purchaser, is duly authorized to enter into this Agreement and the contemplated transaction.

5.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provisions of the Certificate of Incorporation or Bylaws of Purchaser or violate, or be in conflict with, or constitute a default under or cause the acceleration of the maturity of any debt or obligation pursuant to, any agreement or commitment to which Purchaser is a party or by which Purchaser is bound, or violate any statute or law or any judgment, decree, order, regulation, or rule of any court or governmental authority, the result of which would have a material adverse effect on the business, operations or financial condition of Purchaser.

5.4 Consents and Approvals of Government Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any United States or State governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement or the other documents contemplated hereby by Purchaser and the consummation of the transactions contemplated hereby or thereby with the exception of the Purchaser's Share Registration as discussed in Section 6.8.

5.5 No Awareness of Claims. Purchaser and its legal, accounting and other advisors have been allowed the opportunity to conduct a full due diligence in respect of the Company and, as of the date of signature hereof, Purchaser is not aware of the existence of any claim which Purchaser would, upon Closing, be entitled to make under the terms of Article 7 hereof. Schedule 5.5 contains the list of the documents disclosed to Purchaser during the due diligence.

5.6 Representations Complete. The representations and warranties of Purchaser contained in this Article 5 do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE 6
                                    COVENANTS

6.1 Company Performance. The Shareholders shall, jointly and severally, cause the Company to perform all matters to be performed by the Company pursuant to the terms of this Agreement.

6.2 Shareholder Release. Each of the Shareholders, in executing this Agreement, irrevocably and forever waives and releases the Company, from (a) any and all claims or rights held by such Shareholder, and (b) any and all liabilities or obligations owed by the Company to such Shareholder, in each case whether known or unknown, foreseeable or unforeseeable, fixed or contingent, arising from any facts, circumstances or events occurring on or prior to the Closing, with the exception of the employment-related and assimilated rights of those Shareholders who are employees or legal representatives of the Company

6.3 Non-Competition. Nathalie Perrio-Combeaux and Patrick van Bloeme hereby undertake, in further consideration of the purchase price paid and to be paid hereunder and in order to ensure to Purchaser the full benefit of the Shares transferred hereunder, not to engage, directly or indirectly, in activities competitive with the Business of the Company, including but not limited to investment in or employment by competitive enterprises (i.e enterprises competing with the Company in the Business) or consulting services furnished to such enterprises. This non-competition undertaking shall remain in effect during a period of three years commencing January 1, 2004. This undertaking is independent from any non-competition undertaking contained in their respective employment contract and may be enforced separately from any such other undertaking.

6.4 Breach of Non-Competition and Non-Solicitation Agreements. Purchaser shall have no obligation to pay to any Shareholder listed on Schedule 2.1.2(d) the portion of his/her individual Contingent Purchase Price as detailed in
Schedule 2.1.2 (d) hereto attached if the said Shareholder breaches any of his/her respective obligation under his/her respective Non-Competition Agreement. Purchaser shall not be entitled to withhold payment of any unpaid portion of Contingent Purchase Price on account of an alleged breach of non-competition and non-solicitation clauses unless the alleged violations are being litigated before a competent court or arbitration panel.

6.5 Termination of Warrants, Debt and Employee Stock Options. On the Closing, the Shareholders shall (a) cause to be converted or repaid in full all outstanding bonds and shall obtain the release of any other debt owed by the Company to the Shareholders, such that, at the Closing, the Company shall owe no amounts other than in respect of their status of employees or legal representatives of the Company where applicable to any of the Shareholders, (b) cause any warrants held by Shareholders to be terminated (without exercise thereof) and be of no further force or effect, and (c) cause all of the Employee stock options to be exercised or terminated. Without limiting the foregoing, the Company and the Shareholders shall ensure that, at the Closing, there shall not be outstanding any Shareholder or Employee stock options or warrants or any other options, warrants, pre-emptive rights, subscriptions or other securities or rights exercisable for or convertible into shares of the Company's capital stock and/or any outstanding securities convertible into or exchangeable for any such securities.

6.6      Post-Closing Purchaser Share Options

6.6.1. Provided that Nathalie Perrio-Combeaux remains employed by the Company on the date which is one year following the Closing Date, Purchaser shall grant to Nathalie Perrio-Combeaux options to subscribe 25,000 shares of Purchaser's common stock under the terms of Purchaser's Stock Option Plan.

6.6.2. Provided that Patrick van Bloeme remains employed by the Company on the date which is one year following the Closing Date, Purchaser shall grant to Patrick van Bloeme options to subscribe 25,000 shares of Purchaser's common stock under the terms of Purchaser's Stock Option Plan.

6.6.3 Purchaser may, after consultation with the legal representatives of the Company, grant to certain employees of the Company options to purchase shares of Purchaser's common stock.

6.6.4 Such options shall be granted under Purchaser's Stock Option Plan hereto attached as Schedule 6.6, which, among other things, provides that (a) exercise price of the options will be equal to the NASDAQ closing price of Purchaser's common stock on the grant date, (b) the right to exercise is tied to continued employment, (c) 25% of options granted will vest at the end of the first year following the date of grant and 1/48th of the options will vest each month thereafter, (c) options must be exercised within 10 years of the date of grant and (d) except as may be authorized in advance and in writing by Purchaser, option shares shall not be sold or transferred prior to the date that is the earlier of three years after the date of exercise or four years after the date of grant of the corresponding options.

6.7      Survival of the Company; Management

6.7.1 Survival of the Company. Pursuant to Section 2.2.2, part of the Purchase Price consists of earn-out payments based upon the Performance (Panel Growth and Net Profit figures) of the Company's business at the end of Year 1, Year 2 and Year 3; thus it is a condition to this Agreement that the Company shall continue to exist as a Subsidiary of Purchaser or of Harris Interactive, Inc., Purchaser's parent company, and to operate as a French legal corporation based in the Paris area, with full powers to continue and grow its business, and Purchaser shall not, without prior written approval of the Representatives of the Shareholders, cause the Company or its Business to be in any manner dismantled, divided, split-up, merged, sold, wound-up, liquidated or dissolved or otherwise be disposed of.

In case of breach by Purchaser of the foregoing undertakings, the payment of the maximum Contingent Purchase Price not yet paid by Purchaser to the Shareholders shall become due to the Shareholders.

The Company will become an operating unit of Purchaser and will operate as described in Schedule 6.7.1 which describes the Company's business within Purchaser's Subsidiaries. In case of alleged material breach by Purchaser of the terms of Schedule 6.7.1, as a direct result of which Net Profits and/or Panel Growth required under Section 2.1.2. for the payment of any portion of the Contingent Purchase Price are not achieved, totally or partially, the resulting Shareholders' prejudice, up to the maximum Contingent Purchase Price not theretofore paid, may be the object of an arbitral award granted in accordance with the terms of Section 9.10 hereof.

It is agreed that (i) any change in the place of business or headquarters (siege social) of the Company during the Earn-out Period shall be approved by Nathalie Perrio-Combeaux and Patrick van Bloeme, and (ii) it is understood that, during the Earn-out Period, Nathalie Perrio-Combeaux and Patrick van Bloeme must devote their full time to the development of Novatris and the time to be spent by Nathalie Perrio-Combeaux and Patrick van Bloeme abroad (e.g., for meeting purposes) shall be reasonable and proportionate and shall not become an obstacle to the normal and effective day-to-day management of the Company in France.

6.7.2 Management. (i) Purchaser shall cause Nathalie Perrio-Combeaux and Patrick van Bloeme to keep running the Company with full powers to manage the Company in the ordinary course of its business during the Earn-Out Period other than in case of serious fault ("faute grave") or heavy fault ("faute lourde") on the part of the said Shareholder, confirmed by a final Court ruling in case of disagreement as to the existence or legal qualification thereof. (ii) Nathalie Perrio-Combeaux and Patrick van Bloeme shall report to the President of Novatris. The Company shall be entitled to designate one representative to each of Purchaser's pan-European Research Advisory Council and Purchaser's United States Research Council. (iii) Purchaser shall not impose additional costs on the Company without the prior written approval of the Representatives of the Shareholders. Any additional cost imposed on the Company, whether foreseeable or not, as a result of its integration within the Purchaser's Group, and in particular accounting costs, travel costs, etc. shall be neutralized and not taken into account for the calculation of the Performance of the Company. (iv). In case of breach by Purchaser of the provisions of sub-section 6.7.2 (i), the payment of the maximum Contingent Purchase Price not theretofore paid shall become due to the Shareholders and, in case of disagreement between the parties concerning the application of the provisions of sub-section 6.7.2 (iii), the relevant costs to be included or excluded upon which the disagreement bears shall be finally determined by an accounting firm approved by Purchaser and by the Shareholders; in case of disagreement between the Parties on the choice of an accounting firm for the purpose hereof, such accounting firm shall be appointed by summary judgment ("ordonnance de refere") of the President of the Commercial Court of Paris ("Tribunal de Commerce de Paris").

6.7.3 Purchaser encourages the utilization by the Company of Purchaser's management team, research staff, finance, accounting and information technology expertise; however, the Shareholders recognize and agree that any such utilization is not required to permit the Company to achieve the net profit and/or panel growth earn-out objectives defined in Section 2.1.2 hereof.

6.8.     Purchaser's Covenants relating to Purchaser Shares

         (a) Within five (5) working days following the Closing, Purchaser will file, under its responsibility, with the United States Securities and Exchange Commission (the "SEC") a registration statement (the "Registration Statement") on Form S-3 or another appropriate form then available to Purchaser for the purpose of registering all of the Purchaser Shares for resale by the Shareholders). Purchaser shall pay all registration and filing fees. Thereafter, Purchaser will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to remain effective until the earlier of (i) the first anniversary of the date such Registration Statement is declared effective by the SEC or (ii) such time at which all of the Purchaser Shares have been resold pursuant to the Registration Statement or otherwise. In connection with the issuance of the Purchaser Shares, Purchaser will also prepare and submit to the National Association of Securities Dealers, Inc. a listing application covering the Purchaser Shares, and will use its reasonable efforts to cause such shares to be approved for listing on The NASDAQ National Market, subject to official notice of issuance.

         (b) Notwithstanding the foregoing, Purchaser shall have the right (the "Delay Right") to delay filing the Registration Statement or withhold efforts to cause the Registration Statement to become effective for a period of not more than ninety (90) days, if Purchaser determines in good faith that such registration might (a) interfere with or affect the negotiation or completion of any transaction that is being contemplated by Purchaser (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (b) involve initial or continuing disclosure obligations that might not be in the best interest of Harris's stockholders. Additionally, Purchaser shall have the right (the "Suspension Right") to suspend sales under any the Registration Statement for a period of not more than ninety (90) days during the period the Registration Statement is effective, if Purchaser determines in good faith that it would be detrimental to Purchaser and its stockholders to continue sales under the Registration Statement at such time and therefore Purchaser has elected to suspend sales of the Purchaser shares under the Registration Statement.

         (c) Purchaser shall promptly notify the Shareholders, in the manner set forth in Schedule 6.8 (c) attached hereto, upon the occurrence of the following events:

                  (i) the effectiveness of the Registration Statement or any post-effective amendment thereto filed with the SEC;

                  (ii) the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement;

                  (iii) the exercise by Purchaser of its Delay Right or its Suspension Right as set forth above;

                  (iv) Purchaser's receipt of any notification of the suspension of the qualification of any Purchaser Shares covered by the Registration Statement for sale in any jurisdiction; or

                  (v) any other event, fact or circumstance that results in the Registration Statement or any prospectus relating to Purchaser Shares or any document incorporated by reference therein containing an untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

         (d) The Shareholders shall immediately cease selling Purchaser Shares upon their receipt of a notice described in clauses (ii), (iii) (with respect to the Suspension Right) or (v) above and shall immediately cease selling Purchaser Shares in the relevant jurisdiction upon receipt of a notice described in clause (iv) above. The Shareholders shall not resume sales of Purchaser Shares until receiving notice from Purchaser that such sales may resume. Purchaser agrees to use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any such registration or any state qualification as soon as practicable.

         (e) Purchaser shall furnish to the Shareholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Purchaser Shares held by them.

         (f) Purchaser agrees to use reasonable efforts to cause the Purchaser Shares covered by a Registration Statement to be registered with or approved by such state securities authorities as may be necessary to enable the Shareholders to consummate the disposition of such Purchaser Shares pursuant to the plan of distribution set forth in the Registration Statement; provided, however, that Purchaser shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 6.8. in any particular jurisdiction in which Purchaser would be required to execute a general consent to service of process in effecting such registration, qualification or compliance unless Purchaser is already subject to service in such jurisdiction.

         (g) Subject to Purchaser's Delay Right and its Suspension Right, if any event, fact or circumstance requiring an amendment to the Registration Statement or supplement to a prospectus relating to the Purchaser Shares shall exist, upon becoming aware thereof Purchaser shall notify the Shareholders thereof and shall prepare and file with the SEC such post-effective amendments to the Registration Statement or supplements to the prospectus as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the Purchaser Shares covered by the Registration Statement.

         (h) Purchaser shall pay all registration and filing fees, fees and expenses related to compliance with securities or blue sky laws, printing expenses, fees and disbursements of custodians, and fees and disbursements of counsel for Purchaser and all independent certified public accountants, and other persons retained by Purchaser and incurred in connection with the registration, qualification or compliance of the Purchaser Shares as set forth above. All other expenses incurred in connection with the sale of Purchaser Shares by any Shareholder shall be borne by such Shareholder.

         (i) Each Shareholder shall furnish to Purchaser such information as Purchaser may reasonably request and as shall be required in connection with the registration of the Purchaser Shares and related proceedings set forth above.

         (j) Each Shareholder will indemnify Purchaser, its officers and directors, and each person who controls Purchaser within the meaning of Section 15 of the Securities Act, against all claims, losses, damages, liabilities and expenses (including reasonable legal fees and expenses) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement or prospectus relating to the Purchaser Shares, or any amendment or supplement thereto, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement or prospectus in reliance upon and in conformity with information furnished in writing to Purchaser by such Shareholder for inclusion therein, or arising out of or based on such Shareholder's failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto after Purchaser has furnished such Shareholder with a sufficient number of copies of the same; provided, however, that the indemnity provided by this paragraph (i) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or expense if such settlement is effected without the consent of such Shareholder (which consent shall not be unreasonably withheld), nor shall the liability of any Shareholder exceed the gross proceeds from the sale of Purchaser Shares received by such Shareholder. Purchaser shall give notice to the Shareholder required to provide indemnification promptly after Purchaser has actual knowledge of any claim as to which indemnity may be sought, but the omission to so notify the Shareholder shall not relieve such Shareholder from any liability which it may have to Purchaser pursuant to the provisions of this
Section 6.8(j) except to the extent of the actual damages suffered by such delay in notification.

         (k) If the indemnification provided for in Section 6.8(j) is unavailable to Purchaser in respect of any expenses, claims, losses, damages and liabilities referred to herein, then each party that would have been an indemnifying party ("Shareholder Indemnifying Party") hereunder shall, in lieu of indemnifying Purchaser, contribute to the amount paid or payable by Purchaser as a result of such expenses, claims, losses, damages and liabilities in such proportion as is appropriate to reflect the relative fault of the Shareholder Indemnifying Party on the one hand and Purchaser on the other in connection with the statement or omission which resulted in such expenses, claims, losses, damages and liabilities, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Shareholder Indemnifying Party or Purchaser and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Purchaser and each Shareholder agree that it would not be just and equitable if contribution pursuant to this Section 6.14 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 6.8(k). Notwithstanding the foregoing provisions of this paragraph
(j), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         (l) Purchaser hereby guarantees to Shareholders that in the event that the closing market price of the Purchaser Shares on the last trading day preceding notification by Purchaser to Shareholders of the effective date of the Registration of the Purchaser Shares is less than the average share price used for purposes of determining the share portion of the Initial Purchase Price as provided in sub-section 2.1.1 hereof, Purchaser shall pay to such Shareholders, as additional purchase price, the difference between the said average share price and such market price.) In the event that a Shareholder is prevented by Purchaser from selling its Purchaser Shares after a 180 day period from the Closing Date as a result of the Delay Right or of the Suspension Right hereinabove provided, or in the event that a Shareholder is prevented from selling its Purchaser Shares after a 180 day period from the Closing Date as a result of any decision or omission of the SEC or of any other competent U.S. authority, such Shareholder shall have the option to ask Purchaser to pay in cash his portion of the share portion of the Initial Purchase Price calculated as provided in sub-section 2.1.1 hereof. In such a case, such Shareholder shall hand over to Purchaser the Purchaser Shares, if any, issued in his favor pursuant to this Agreement.

         (m)      The obligations of Purchaser and the Shareholders under this
Section 6.8 shall survive the completion of any offering of Purchaser Shares pursuant to a Registration Statement filed in accordance with this Section 6.8.

                                    ARTICLE 7
           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

7.1      Warranty Indemnification - Prejudice;

7.1.1. Subject to the limitations set forth at Section 7.2 hereinafter, Nathalie Perrio-Combeaux, Patrick van Bloeme and Etienne Iris undertake, jointly and severally, to indemnify Purchaser for any prejudice (the "Prejudice"), consisting of (i) 100% of the amount of any loss, indemnity, obligation, damage, claim, expense, debt, penalty or payment (hereinafter "the Prejudice") which would result in an increase of liabilities or a shortfall of assets compared to the figures appearing in the Accounting Statements (as adjusted in accordance with the preceding Section 2.1.1), provided that the increased liabilities or shortfall, or the decrease of assets resulting therefrom, have their cause or origin in facts occurring prior to December 31, 2003 or which should have been set forth or reserved in the Accounting Statements, and (ii) 100% of the amount of all losses and damages arising out of or based on any untrue, incomplete or misleading representation or warranty with respect to the facts existing prior to December 31, 2003 and which would result in an increase of liabilities or a shortfall of assets compared to the figures appearing in the Accounting Statements (as adjusted in accordance with the preceding Section 2.1.1.1).

7.2      Limitations upon Indemnification Obligations - Calculation of
Prejudice.

7.2.1    (i)There shall be deducted from the indemnification provided above at
Section 7.1. a total amount of Euro 38,000, that may apply on one or several occasions ; as a consequence, Purchaser shall only be entitled to recovery of the portion of the Prejudice exceeding Euro 38,000; and (ii) the total Indemnification hereinabove provided at Section 7.1 shall not exceed (a) the amount of the Retained Purchase Price then held by Purchaser pursuant to Section
2.2.1.2 and (b) a portion of any then unpaid Contingent Purchase Price then payable to the Shareholders not to exceed 270,300 euros .

7.2.2 In the calculation of the Prejudice, it is agreed that the Shareholders shall be held only to indemnify net Prejudice and that, in particular:

         (a) the amount of the guaranteed Prejudice shall be reduced by any tax saving resulting from the Prejudice;

         (b) modifications of charges or of revenues (calculated by a consistent valuation method) which result in a simple transposition in time shall not be considered as a Prejudice except for penalties, costs and increases.

         (c) with respect to taxes, no tax payment obligation will be taken into account for more than the real incidence of the assessment; in this connection, assessments the effect of which is to reduce loss carry-forward of any nature, including in particular deferred depreciation, from which the Company benefits as of the Closing Date shall not be deemed to be a Prejudice;

         (d) any tax assessment for VAT will only be taken into account where such tax can neither be passed on to third parties nor recovered;

         (e) generally, any new charge will only be charged to the Shareholders as a Prejudice under the terms of this Agreement after exclusion of recoverable VAT attached thereto;

         (f) there shall be deducted from any indemnity due by the Shareholders by reason of a Prejudice any adjustments of reserves which appear in the Company's accounts that are effected by the Company in fiscal years subsequent to the Closing Date.

         (g) there shall be deducted from the indemnification due by the Shareholders by reason of a Prejudice any indemnities received by the Company under insurance of risk.

In addition:


         (h) no indemnification shall be due from the Shareholders if the Prejudice giving rise to the Claim is caused by an act or omission of Purchaser or an act or omission of the Company subsequent to the Closing Date and/or results from a change in accounting principles or practices subsequent to the Closing Date;

7.2.3 The Shareholders' obligations defined in the preceding Section 7.1 shall apply to any claim by the Purchaser (hereinafter designated "the Claim") relating to a Prejudice, the origin of which shall have occurred prior to the Closing Date, provided that the Claim shall have been received by Purchaser and/or the Company during a period commencing on the Closing Date and expiring thirty-six (36) months following the Closing Date and provided that the Claim shall have been dispatched by registered letter with return receipt requested, within thirty days of the occurrence of the event of Purchaser's becoming aware thereof.

7.2.4 Notwithstanding the foregoing, the Representations and Warranties relating to tax claims set forth herein shall expire 60 days following expiry of the relevant statute of limitations.

7.3      Implementation of Indemnification

7.3.1 The implementation of the indemnification is conditioned upon the dispatch to the Shareholders' Representatives (as hereinafter defined) by Purchaser, by registered letter with return receipt requested, within thirty days of the occurrence of the event of Purchaser's becoming aware thereof, of a notice of Purchaser's claim with respect to an amount due to Purchaser hereunder in respect to Prejudice for which indemnification is due hereunder (a "Claim").

7.3.2 If, during a sixty day period following receipt of the Claim, the Shareholders Representatives have not communicated their position, such absence of response shall be deemed to be a recognition of such Claim and an agreement to indemnify such Claim.

7.3.3 In the event the Claim is contested by the Shareholders Representatives within the sixty day period referred to above, in particular with respect to the reality or the existence of the Prejudice, and cannot be settled informally by the parties, the dispute shall be submitted to arbitration in accordance with the provisions of Section 9.10.

7.3.4 Purchaser shall take whatever action is necessary to permit the Shareholders to be able to effectively defend their interests and, for this purpose, will annex to the Claim all useful or pertinent supporting documents. The Shareholders Representatives shall also be given access to the Company's accounts relating to the matters that are the object of the Claim.

7.3.5 When the basis for a Claim relate to a claim, demand, or procedure presented to or introduced by a third party, the notification shall be given at the latest thirty days after the Company and/or Purchaser shall have been informed of such claim (and in case of urgency, within a period permitting the Shareholders to communicate their observations or exercise recourse in good time), Purchaser shall cause the Shareholders' Representatives to receive rapidly copies of all documents relating to the claim.

7.3.6 The Shareholders may designate counsel of their choice, whose fees shall be for the Shareholders' account and who may intervene together with the Company's counsel in the discussions of all claims and in all negotiations or meetings, in particular with representatives of any concerned administration.

7.3.7 Purchaser shall have control of any procedure or judicial or administrative proceeding, it being agreed that Purchaser may not recognize the validity of a demand or claim without the prior agreement of the Shareholders Representatives.

7.3.8. Purchaser and/or the Company may not accept a settlement or sign a settlement agreement without the prior written authorization of the Shareholders Representatives; by entering into a settlement, Purchaser and/or the Company shall waive all rights to recover from the Shareholders hereunder the Prejudice thereby represented.

7.3.9 Purchaser shall retain or cause to be retained by the Company all documents relating to any fact or event that could give rise to a Claim and act in such manner that the damage that might have to be indemnified by the Shareholders be minimized to the greatest extent possible.

7.4      Payment of Claims

7.4.1 Purchaser shall send to the Shareholders' Representatives, by registered letter with return receipt requested, a formal demand for payment of the amount of the Claim or Claims which are due to be paid:

- within eight days following any payment by the Company in respect of a Prejudice not contested by the Shareholders pursuant to Section 7.3 above,

- in the event that the Prejudice does not result in an effective payment by the Company, within 15 days from the Shareholders' agreement to indemnify the Prejudice or of the determination of the amount thereof, or within 15 days of a final judicial decision, or within 15 days following a settlement agreement or amicable agreement.

7.4.2 Any delay in payment following the expiry of the 15 days provided for above shall cause interest to run at the legal rate, calculated on a daily basis, without any prior formal demand being required.

7.4.3 In the event that, in connection with its defence against a claim made by a third party, the Company should be required to furnish a guarantee (for example, a bank guarantee in case of tax litigation), the Shareholders undertake that, prior to the issue by the Company of a guarantee in favor of the third party, the Shareholders shall cause to be issued by a bank a guarantee in the same amount in favor of the Company.

7.5      Audit; Due Diligence; Schedules

It is expressly agreed upon by the parties that without prejudice to Purchaser's declaration in Section 5.5 above, Purchaser's knowledge of the content of the Schedules attached hereto and of the result of any audit or due diligence effected by Purchaser's auditors or legal counsel before Closing Date, shall neither justify any exclusion from the indemnification hereby granted nor from the undertakings given by the Shareholders.

7.6      Application of Retained Purchase Price and Contingent Purchase Price

As guarantee of its obligation to make any payment which may become due under the terms of this Agreement, and in particular under Section 7 hereof, the Shareholders, including those which do not give the Representations and Warranties set forth in Article 3 hereof hereby accept that (a) the amount of the Retained Purchase Price held by Purchaser pursuant to Section 2.2.1.2 and
(b) a portion of any unpaid Contingent Purchase Price payable to the Shareholders not to exceed 270,300 euros shall serve as a guarantee for any amounts due hereunder and that, after an unsuccessful formal payment demand or with the written approval of Shareholder Representatives, any amount due under
Section 7.4 hereof may be deducted from the Retained Purchase Price or from the Contingent Purchase Price or, in the case of a Claim under Section 7.3 which is contested by the Shareholders and is still the object of a procedure pursuant to Section 9.10, that the amount thereof may be withheld until determination of the Shareholders' liability under the terms of this
Article 7.

                                    ARTICLE 8
                 SHAREHOLDERS REPRESENTATIVE; POWER OF ATTORNEY

8.1. Appointment; Renewal. At and effective on the Closing, and without further act of any Shareholder, Nathalie Perrio-Combeaux and Patrick van Bloeme shall be appointed as agents and attorneys-in-fact ("Shareholders' Representative") for each Shareholder, for and on behalf of such Shareholder, to
(a) give and receive notices and communications, (b) authorize application by Purchaser of the Retained Purchase Price or Contingent Purchase Price in satisfaction of claims by Purchaser and object to such application, (c) authorize any and all actions on behalf of the Shareholders related to the payment or allocation of the Contingent Purchase Price pursuant to Section
2.2.2.1 (d) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to Purchaser Damages, and (e) take all actions necessary or appropriate in the judgment of Shareholders' Representative for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon not less than thirty (30) days prior written notice to Purchaser.

8.2. Right to Rely. Without prejudice to the rights and liabilities, as among themselves, of the Shareholders and Shareholders' Representative, Purchaser may rely upon any notification to or from any of the Shareholders' Representatives as being notification to or from each Shareholder, and upon any decision, act, consent or instruction of any of the Shareholders' Representatives as being the decision, act, consent or instruction of each Shareholder. Purchaser is hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of any of the Shareholders' Representatives.

                                    ARTICLE 9
                                  MISCELLANEOUS

9.1 Announcements. Purchaser and Shareholders' Representative will consult with each other and will mutually agree upon any press release or other public statements with respect to the transactions contemplated by this Agreement , and no party (nor the Company) shall issue any press release or make any public statement prior to such consultation and agreement

9.2 Finders and Brokers. Each party hereby represents and warrants to the others that neither it nor its representatives have taken, nor will they take, any action that would cause the other parties hereto to have any obligation or liability to any person for or made any arrangements for the payment of any finders' fees, brokerage fees, agents' commissions, or like payments in connection with the transactions contemplated hereby. Each party shall indemnify and hold harmless the others from any claim that is asserted by any person for a finder's fee or like payment with respect to this Agreement arising from any act, representation or promise of the indemnifying party or its representative.

9.3 Amendment. Subject to applicable law, this Agreement may only be amended or supplemented by written agreement of Purchaser and the Shareholders.

9.4 Waiver of Compliance. Any failure of the Shareholders, on the one hand, or Purchaser, on the other, to comply with any provision of this Agreement may be expressly waived in writing by Purchaser or the Shareholders, respectively, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of any subsequent or other failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. The waiver by any party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

9.5 Expenses. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, it being specified for the avoidance of doubt that the Shareholders shall be responsible for all such fees and costs incurred by the Company in connection with the negotiation and performance of this Agreement in the event that the transactions contemplated hereby are consummated.

9.6 Survival of Representations and Warranties. The respective representations and warranties of each party contained herein shall not be deemed waived or otherwise affected by any investigation made by or on behalf of the other party and such representations and warranties shall survive Closing and the consummation of the Acquisition contemplated hereby as provided in
Section 7.1.

9.7 Notices. All notices, demands, and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given (i) upon delivery, if delivered in person, (ii) five (5) business days after mailing if sent by registered mail, return receipt requested, or
(iii) the next business day after sending, if sent by commercial overnight courier (unless returned undelivered) or as the date of delivery if the courier reports a later delivery), and addressed as follows:

                           To the Shareholders at:

                           Nathalie PERRIO-COMBEAUX
                           2, avenue Joffre
                           94160 Saint-Mande

                           Patrick van BLOEME
                           13e, avenue du Docteur Arnold Netter
                           75012 Paris

                           with a copy to :
                           Maitre Olivier K. Placktor
                           PSL Avocats
                           3, rue Bertie Albrecht
                           75008 PARIS, FRANCE

                           To Purchaser at:

                           Harris Interactive, Inc.
                           attention: Chief Financial Officer
                           135 Corporate Woods
                           Rochester, N.Y.14623-1457
                           U.S.A.

                           with a copy to:
                           Phillips Giraud Naud & Swartz
                           49, boulevard de Courcelles
                           75008 Paris, France
                           Fax 331 (0)1 42 27 90 85
                           Attn: LaForest Phillips

Notice of change of address shall be effective only when notified in accordance with this Section.

9.8 Assignment; Successors and Assigns. Except as otherwise provided herein, each party agrees that it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any right or obligation under this Agreement. Any purported assignment, transfer, or delegation in violation of this Section shall be null and void. Notwithstanding the foregoing limits on assignment and delegation, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Except for those enumerated above, this Agreement does not create, and shall not be construed as creating, any rights or claims enforceable by any person or entity not a party to this Agreement.

9.9 Governing Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the internal laws of the French Republic.

9.10 Dispute Resolution. All disputes arising out of or in connection with the validity, interpretation and performance of the present Agreement and matters consequential to this Agreement shall be finally settled by ad hoc arbitration in accordance with the provisions of Articles 1442-1491 of the French New Code of Civil Procedure relating to domestic arbitration.

The Shareholders shall be considered as one and the same party represented by Nathalie Perrio-Combeaux and Patrick van Bloeme pursuant to the power of attorney that has been given to them.

The party wishing to have recourse to arbitration shall so notify the other party by registered letter, return receipt requested, containing a description of the dispute and the name of the arbitrator appointed by the notifying party.

The other party shall, within fifteen days of receipt of the registered letter referred to in the preceding paragraph, notify the name of the arbitrator that it has appointed.

The two arbitrators so appointed shall appoint a third arbitrator within fifteen days of the appointment of the second arbitrator.

If the second party fails to appoint an arbitrator within the period specified above, or if the two arbitrators fail to appoint a third arbitrator within the period also specified above, the appointment shall be made by summary judgment (ordonnance de refere) of the Presiding Judge of the Paris Commercial Court upon an application by, in the former case, the party initiating the arbitration process and, in the latter case, by the party that first requests it.

The decision of the arbitral tribunal shall be final and binding on the parties and the parties hereto expressly waive any right to appeal or to move to set aside the sentence.

The place of arbitration shall be Paris. The languages of arbitration shall be English and French, and the parties shall not be required to submit translations of their briefs or of documents submitted in evidence.

Notwithstanding the foregoing, any dispute concerning the amount of the Contingent Purchase Price shall be submitted for binding resolution to a technical expert to be appointed by mutual agreement of the parties or, failing such agreement, by the expert proposed by the ICC International Cente for Expertise located in Paris upon the application of either party. A copy of the application shall be notified to the other party which shall have the opportunity to submit to the Centre, prior to the proposal of a technical expert, such party's presentation of the matters to be determined.

9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 Headings. The headings of the Sections and Articles of this Agreement and Table of Contents are for reference purposes only and shall not constitute a part hereof or affect the meaning or interpretation of this Agreement.

9.13 Entire Agreement. The parties intend that the terms of this Agreement, including the Disclosure Schedule and other documents referred to herein, shall be the final expression of their agreement with respect to the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

9.14 Severability. If any provision of this Agreement, or the application thereof to any Person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

9.15 Additional Documents. Each of the parties agree, without further consideration, to execute and deliver such other documents and take such further action as may be reasonably required to effectuate the provisions of this Agreement.

9.16 Schedules and Exhibits. All Schedules and Exhibits attached hereto shall be deemed to be a part of this Agreement and are fully incorporated in this Agreement by this reference.

9.17     Certain Definitions.

         "Intellectual Property" shall mean all patents, patent applications, software, trademarks, trademark applications, service marks, service mark applications, trade and other marks and names (either registered, common law or registration applied for), copyrights, copyright applications, inventions, trade secrets, methods used to obtain contact information for respondents who agree to participate in survey research, proprietary information, know-how, processes, manufacturing or marketing procedures, , drawings, schematics and patterns, and all documentation and other media containing the foregoing.

         "Person" shall include any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary, or other capacity.

         "Subsidiary" shall mean any partnership, joint venture, corporation, trust, limited liability company or other entity in which the specified Person holds, directly or indirectly, any equity interest of more than 50%.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in nine original counterparts as of the date first written above, provided that the Schedules to Article 3 of the Agreement are not annexed to the executed counterparts of this Agreement but have been initialed for identification by the parties in two sets, one of which will be held by PSL Avocats for the account of the Shareholders and one of which will be held by Phillips Giraud Naud & Swartz for the account of Purchaser.




Nathalie PERRIO-COMBEAUX                Patrick van BLOEME
------------------------                ------------------

Etienne IRIS                            For ODYSSEE VENTURE,
------------                            --------------------
                                        Mathieu BOUILLET
                                        ----------------

For ESFIN GESTION,                      For HARRIS INTERACTIVE
------------------                      ----------------------
Jean-Jacques SAMUEL                     INTERNATIONAL INC.,
-------------------                     -------------------
                                        George TERHANIAN
                                        ----------------

                         LIST OF SCHEDULES AND EXHIBITS


Schedule                            Description

1.1               List of Shareholders / # of Shares per Shareholder

2.1.1 (a)         Initial Purchase Price - Returned Purchase Price -
                  Shareholder split

2.1.1 (b)         VC Warrants Remuneration

2.1.1.1           Net Asset Value definition

2.1.2a            Net Profit Targets (Earnout) Net Profit definition

2.1.2 b           Panel Growth Targets (Earnout)

2.1.2 c           Hypothetical example for Calculation of Earnout Payments

2.1.2 d           Contingent purchase price allocable to each shareholder

2.2.1.1           Shareholder's Account Information

3.2.1 The Articles/By-laws of the Company and the K-bis certificate of the Commercial and Companies Registry relating to the Company

3.4.3 Special agreements between the Company and its board members (social insurance benefits)

3.5a              December 31, 2002 Financials of Company

3.5b              Closing Financials of Company

3.6.2             Copy of Existing Lease (Space)

3.6.3 a List of patents, trademarks, trade names, software programs and registered intellectual property rights owned by the Company.

3.6.3 b List of any other intellectual property rights necessary for the Company's business and used in connection therewith, including details of any licences held by the Company for the use of patents, software or other intellectual property

3.6.6 Rights, titles and/or authorizations necessary for its business and utilization and maintenance of software, equipment, files

3.7.2             Other Leasing/Rental Contracts

3.7.4             List of Insurance Policies

3.10.1            Litigation

3.10.2.           Controle URSSAF

3.15.1            List of Bank Accounts

3.16.1 a          Management and Employee List

3.16.1 b Copies of employment contracts in force, including any non-compete or secrecy agreements, as well as copies of any contracts with the Company's legal representatives

3.16.1 c          Resigned/discharged employees

3.16.1 d          Amounts due former employees

3.16.4            Employee Plans (copies)

3.17.1            License, Exclusivity, etc. agreements

3.21              Panelists

5.5               List of documents disclosed to Shareholders

6.6               Purchaser's Stock Option Plan

6.7.1             Company's business in Purchaser Group